Exhibit 99.1
comScore Reports Second Quarter 2011 Results
Second quarter revenue grows 38% year-over-year
Second quarter non-GAAP adjusted EBITDA increases 23% year-over-year
Second quarter non-GAAP EPS reaches $0.16 per share
RESTON, VA — August 3, 2011 — comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for the second quarter 2011.
In the second quarter of 2011, comScore achieved quarterly revenue of $58.1 million, which was an increase of 38% over the second quarter of 2010. GAAP loss before income taxes was ($6.2) million in the second quarter of 2011 and GAAP net loss was ($8.2) million, or ($0.26) per basic and diluted share. Non-GAAP net income in the second quarter of 2011 was $5.4 million or $0.16 per diluted share. Adjusted EBITDA was $11.1 million in the second quarter of 2011, an increase of 23% from adjusted EBITDA of $9.0 million in the second quarter of 2010.
Dr. Magid Abraham, comScore’s president and chief executive officer said, “We are pleased to report revenue and adjusted EBITDA above our previously announced guidance, with a sequential improvement in adjusted EBITDA margin. In the second quarter we saw continued strength from core products such as Media Metrix 360 and our AdEffx suite, and growing momentum for new products like our Digital Analytix web analytics product and Nexius Xplore products which help wireless carriers optimize their networks and customer relationships. We added 53 net new customers during the quarter, and renewals by existing customers were again within historical ranges of 90% or higher on a constant dollar basis. We continued to renew existing contracts and expand our client relationships with new and existing customers. We also believe that we are beginning to capitalize on a number of cross-selling opportunities created by our widening product portfolio that meet a broader set of customer needs.”
“Last week, we launched Social Essentials, our new social media measurement product that is one of the first products to help advertisers assess the “earned social media” generated by the fans of their brands and by viral sharing to their circle of friends on Facebook. We have also introduced our Smart Lift Attribution Model, a new methodology that enables our ad effectiveness products to scientifically measure the contribution of publishers and creative execution to the lift generated by branding and direct online ad campaigns. Finally, we launched Device Essentials, which offers granular measurement of mobile usage by type of mobile platform and device. We believe these new products enhance our competitive lead in the areas of social media, advertising effectiveness, mobile and cross media measurement, and will add to our future growth opportunities.”
“In addition, we announced today a definitive agreement to acquire AdXpose, subject to customary closing conditions. AdXpose is a provider of powerful technology for comprehensive online campaign verification, fraud detection, and real time enforcement of brand safety rules, which prevent a brand ad from appearing on a page with content objectionable to the advertiser. We believe the combination of AdXpose with our ad effectiveness suite including Campaign Essentials, will create the opportunity for comScore to introduce to the industry a true digital currency in which advertisers pay for validated digital ad impressions, not just delivered impressions which form the basis for current online Gross Rating Point (GRP) metrics. We believe these GRP metrics , while useful in traditional media, are ill suited for measuring online media and can be misleading to advertisers. We also believe the increased transparency, accountability and real time optimization that we expect to be able to provide with this integrated suite will help the digital media industry deliver what advertisers are demanding to increase their usage of online media.”
Second Quarter 2011 Financial and Business Summary
(Dollars in millions, except per share data)

	2Q11	2Q10	Change
Revenue	$58.1	$42.0	38.3%
GAAP (Loss) Income Before Income Taxes	$(6.2)	$1.8	NM
GAAP Net (Loss) Income	$(8.2)	$0.8	NM
GAAP EPS	$(0.26)	$0.03	NM
Adjusted EBITDA*	$11.1	$9.0	23.3%
Adjusted EBITDA Margin*	19.1%	21.4%	-10.7%
Non-GAAP Net Income*	$5.4	$6.4	-15.6%
Non-GAAP EPS*	$0.17	$0.20	-15.0%
Operating Cash Flow	$4.6	$5.9	-22.0%
Free Cash Flow*	$1.9	$5.0	-62.0%
Deferred Revenue	$73.1	$51.7	41.4%
Subscription Revenue	$49.5	$36.5	35.6%
Project Revenue	$8.6	$5.5	56.4%
Existing Customer Revenue	$49.1	$38.1	28.9%
New Customer Revenue	$9.0	$3.9	130.8%
International Revenue	$14.7	$6.5	126.2%
Customer Count	1,860	1,421	30.9%

*	A complete reconciliation of GAAP to non-GAAP historical results is set forth in the attachment to this press release.
Financial Outlook
Dr. Abraham concluded, “We remain very positive about our outlook and competitive position. We have a number of new product lines in web and mobile analytics still in the early stages of adoption We believe our recently announced offerings such as Social Essentials and the Campaign Verification services incorporating the AdXpose technology will have a positive impact on our future results. These products uniquely address essential industry needs, and are poised to accelerate our growth in due time. However, we are slightly revising our 2011 expectations to account for the cost of the AdXpose integration, the reduced activity of a handful of customers in the TV copy testing area, and exogenous industry circumstances that have stretched the sales cycles for several larger customer transactions. While we have not directly discerned a macro-economic impact on our business year to date, our revisions also reflect caution about recent data highlighting increased concerns as to macroeconomic weakness which may negatively impact project revenue. Though we expect these dynamics to moderate our previously announced revenue growth expectations for 2011, we believe our market position and our subscription revenue trends remain strong. We believe we have assembled a powerful product portfolio that will allow us to capitalize on important industry trends, which is expected to help our growth prospects in 2012 and beyond.”
comScore’s expectations for the third quarter of 2011 are outlined in the table below:

GAAP Revenue	$58.2 million to $58.8 million

GAAP (loss) before income taxes	($8.3) million to ($8.9) million

Adjusted EBITDA*	$8.8 million to $9.4 million

Estimated fully-diluted shares	33.6 million
comScore’s expectations for full year 2011 are outlined in the table below:

GAAP Revenue	$231.1 million to $234.7 million

GAAP (loss) before income taxes	($18.3) million to ($20.1) million

Adjusted EBITDA*	$43.6 million to $45.4 million

Estimated fully-diluted shares	33.6 million

*	Reconciliations of GAAP to non-GAAP measures are set forth in the attachment to this press release.
Due to the high variability and difficulty in predicting certain items that affect GAAP net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of Adjusted EBITDA to net income (loss) on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking Adjusted EBITDA to GAAP income (loss) before income taxes is set forth in the attachment to this press release.
Conference Call Information:
Management will provide commentary on the company’s results in a conference call on Wednesday, August 3, 2011 at 5:00 pm ET.
The conference call and replay can be accessed by telephone and webcast as follows:

Call-in Number: 888-680-0892, Pass code 78199128
(International) 617-213-4858, Pass code 78199128

Replay Number: 888-286-8010, Pass code 89909802
(International) 617-801-6888, Pass code 89909802

Webcast (live and replay): http://ir.comscore.com/events.cfm
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital business analytics. For more information, please visit http://www.comscore.com/companyinfo.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore uses non-GAAP revenue and non-GAAP net income, which excludes stock-based compensation, amortization of acquired intangible assets, impairment of marketable securities, costs from acquisitions and restructurings, the non-cash deferred tax provision, litigation costs and gains and the purchase accounting impact on acquired deferred revenue. Nexius and Nedstat recorded deferred revenue related to past transactions for which revenue would have been recognized in future periods as revenue recognition criteria were satisfied. Purchase accounting for the acquisition requires comScore to record acquired deferred revenue to its current fair value. As a result, in post-acquisition reporting periods, the Company does not recognize the full amount of this revenue that otherwise would have been recognized by Nexius and Nedstat as independent companies. comScore has and will adjust for the effect of the deferred revenue adjustment in non-GAAP revenue and non-GAAP net income to reflect the full amount of this impact and help investors evaluate the intrinsic profitability of the business under steady state revenue accounting. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP net income in lieu of GAAP net income in calculating earnings per share.
In addition, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation, interest income (expense), net and costs and benefits not associated with ongoing operations, such as acquisition and litigation related costs and gains. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from its core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
The company believes that excluding certain costs from non-GAAP net income and EPS and from adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the company. Specifically as it relates to acquisitions and restructurings, the exclusion of these costs reflects the expected benefits realized or to be realized upon the integration of acquired entities into comScore, and the realized benefits of the restructurings.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending and acquisition-related costs as a key indicator of the company’s operating cash flow performance net of these expenditures.
Whenever comScore uses such historical non-GAAP financial measures, it provides a reconciliation of historical non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these historical non-GAAP financial measures to their most directly comparable GAAP financial measure included in the financial tables accompanying this release. Although the company provides a reconciliation of historical non-GAAP financial measures, due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking adjusted EBITDA to GAAP income (loss) before income taxes is set forth in the attachment to this press release.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. The use of certain non-GAAP financial measures requires management to make estimates and assumptions regarding amounts of assets and liabilities and the amounts of revenue and expense during the reporting periods. Significant estimates and assumptions are inherent in the analysis and the measurement of certain elements of non-GAAP financial measures such as the impact of purchase accounting on acquired deferred revenue and the amortization of deferred contract costs associated with acquired deferred revenue. comScore bases its estimates on historical experience and assumptions that it believes are reasonable. Actual results could differ from those estimates.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations regarding the continued growth of its customer base; expectations regarding continued financial growth; expectations as to customer renewal rates;; expectations regarding the customer reception, impact and financial benefits of certain products, including Media Metrix 360, Digital Analytix, Nexius Xplore products, Device Essentials, Campaign Verification Services and Social Essentials ; expectations regarding the integration and development of new products; expectations regarding acquisitions, including our pending acquisition of AdXpose, and the resulting impacts, opportunities and benefits to comScore; expectations about the closing of our acquisition of AdXpose; expectations regarding investment in long-term growth and performance; expectations and forecasts of future financial performance, including related growth rates and components thereof; and assumptions related to the market and economic environment and assumptions related to growth for the third quarter and the full year 2011. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: comScore’s ability to generate strong revenue and margin growth in future periods; comScore’s ability to retain existing large customers and obtain new large customers; risks related to the domestic and global economies and the effects they may have on comScore, its industry or its customers; comScore’s ability to manage its growth, including through acquisitions; the unanticipated costs of asserting and defending comScore’s intellectual property rights; comScore’s ability to sell new or additional products and attract new customers; comScore’s ability to sell additional subscription-based products to customers; comScore’s ability to sell additional products and services to existing customers; limitations over comScore’s control of certain variables in financial forecasts such as its stock price and the resulting effect on its tax rates; and the volatility of quarterly results and expectations.
For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2011 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
Kenneth Tarpey
Chief Financial Officer
comScore, Inc.
(703) 438-2305
ktarpey@comscore.com

comScore, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues	$58,095	$41,962	$111,046	$78,101

Cost of revenues (excludes amortization of intangible assets resulting
from acquisitions shown below) (1)	19,302	12,374	36,440	22,733
Selling and marketing (1)	19,717	12,892	37,886	25,610
Research and development (1)	8,833	6,088	16,732	11,135
General and administrative (1)	13,977	8,167	24,295	14,373
Amortization of intangible assets resulting from acquisitions	2,434	658	4,428	1,165

Total expenses from operations	64,263	40,179	119,781	75,016

(Loss) income from operations	(6,168)	1,783	(8,735)	3,085
Interest and other (expense) income, net	(124)	40	(213)	154
Gain (loss) from foreign currency	102	(12)	252	(129)

(Loss) income before income taxes	(6,190)	1,811	(8,696)	3,110
Income tax benefit (provision)	(2,039)	(986)	133	(2,056)

Net (loss) income	$(8,229)	$825	$(8,563)	$1,054

Net (loss) income available to common stockholders per common share:
Basic	$(0.26)	$0.03	$(0.27)	$0.03
Diluted	$(0.26)	$0.03	$(0.27)	$0.03

Weighted -average number of shares used in per share calculation - common stock
Basic	31,832,105	30,965,800	31,744,988	30,817,853
Diluted	31,832,105	31,736,718	31,744,988	31,625,650

(1) Amortization of stock-based compensation is included in the line items above as follows:
Cost of revenues	$605	$246	$1,068	$476
Selling and marketing	2,066	1,037	4,019	2,256
Research and development	627	315	1,058	579
General and administrative	2,208	1,889	4,886	2,850
Note: Results for the second quarter of 2011 include approximately $1.2 million of revenue and $0.6 million of expense recognized in accordance with the establishment of vendor-specific objective evidence criteria for certain sales from our Nexius line of products.

comScore, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$39,945	$33,736
Short-term investments	2,591	—
Accounts receivable, net of allowances of $875 and $725, respectively	53,330	54,269
Prepaid expenses and other current assets	8,566	8,391
Deferred tax assets	6,151	6,701

Total current assets	110,583	103,097
Long-term investments	—	2,819
Property and equipment, net	29,746	28,637
Other non-current assets	1,486	733
Long-term deferred tax assets	12,709	11,316
Intangible assets, net	47,873	50,260
Goodwill	88,910	86,217

Total assets	$291,307	$283,079

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$9,703	$5,588
Accrued expenses	19,175	15,297
Deferred revenues	71,797	70,611
Deferred rent	924	941
Deferred tax liability	—	132

Capital lease obligations	5,423	4,659

Total current liabilities	107,022	97,228
Deferred rent, long-term	8,083	8,019
Deferred revenue, long-term	1,292	843
Deferred tax liability, long-term	—	744
Capital lease obligations, long-term	7,669	7,959
Other long-term liabilities	2,178	2,454

Total liabilities	126,244	117,247
Stockholders’ equity:
Common stock	32	32
Additional paid-in capital	221,679	216,895
Accumulated other comprehensive income	5,176	2,166
Accumulated deficit	(61,824)	(53,261)

Total stockholders’ equity	165,063	165,832

Total liabilities and stockholders’ equity	$291,307	$283,079

*	Information derived from the audited Consolidated Financial Statements

comScore, Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Six Months Ended
	June 30,
	2011	2010
	(unaudited)
Operating Activities:
Net (loss) income	$(8,563)	$1,054
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	6,391	3,486
Amortization of intangible assets resulting from acquisitions	4,428	1,166
Provisions for bad debts	69	17
Stock-based compensation	11,031	6,165
Amortization of deferred rent	(482)	(440)
Amortization of bond premium	—	173
Deferred tax (benefit) provision	(1,484)	1,072
Loss on asset disposal	8	1

Changes in operating assets and liabilities:
Accounts receivable	1,417	1,623
Prepaid expenses and other current assets	(736)	47
Accounts payable, accrued expenses, and other liabilities	7,218	2,233
Deferred revenues	(125)	3,688
Deferred rent	520	407

Net cash provided by operating activities	19,692	20,692

Investing activities:
Acquisitions, net of cash acquired	(834)	(16,788)
Sales and maturities of investments	—	25,324
Purchase of property and equipment	(4,222)	(2,624)

Net cash (used in) provided used in investing activities	(5,056)	5,912

Financing activities:
Proceeds from the exercise of common stock options	271	789
Repurchase of common stock	(6,081)	(3,608)
Principal payments on capital lease obligations	(2,653)	(420)
Debt issuance costs	(69)

Net cash used in financing activities	(8,532)	(3,239)

Effect of exchange rate changes on cash	105	(322)

Net (decrease) increase in cash and cash equivalents	6,209	23,043
Cash and cash equivalents at beginning of period	33,736	58,284

Cash and cash equivalents at end of period	$39,945	$81,327

Reconciliation of GAAP revenue to non-GAAP Revenue
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue	$58,095	$41,962	$111,046	$78,101
Purchase accounting impact on acquired deferred revenue	300	—	1,600	—

Non-GAAP Revenue	$58,395	$41,962	$112,646	$78,101

Reconciliation from Income before income taxes to Non-GAAP Net Income and Adjusted EBITDA
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
(Loss) income before income taxes	$(6,190)	$1,811	$(8,696)	$3,110
Deferred tax benefit (provision)	295	(261)	1,484	(1,072)
Current cash tax benefit (provision)	(2,334)	(725)	(1,351)	(984)

Net(loss) income	(8,229)	825	(8,563)	1,054

Purchase accounting impact on acquired deferred revenue	300	—	1,600	—
Amortization of acquired intangibles	2,434	658	4,428	1,165
Stock-based compensation	5,506	3,487	11,031	6,161
Costs related to acquisitions and restructuring	426	1,176	563	1,975
Costs related to litigation	5,218	—	5,443	—
Deferred tax (benefit) provision	(285)	261	(1,474)	1,072

Non-GAAP net income	5,360	6,407	13,018	11,427

Current cash tax (benefit) provision	2,334	725	1,351	984
Depreciation	3,290	1,867	6,391	3,486
Interest Exp (income), net	125	(27)	230	(110)

Adjusted EBITDA	11,109	8,972	20,990	15,787
Adjusted EBITDA margin (%)	19%	21%	19%	20%

EPS (diluted)	$(0.26)	$0.03	$(0.27)	$0.03
Non-GAAP EPS (diluted)	$0.17	$0.20	$0.40	$0.36

Weighted -average number of shares used in per share calculation -common stock

GAAP EPS (diluted)	31,832,105	31,736,718	31,744,988	31,625,650
Non-GAAP EPS (diluted)	32,537,182	31,736,718	32,421,332	32,477,746

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net cash provided by operating activities	$4,571	$5,937	$19,692	$20,692
Purchase of property and equipment	(2,644)	(935)	(4,222)	(2,624)

Free cash flow	$1,927	$5,002	$15,470	$18,068

Reconciliation of GAAP revenue to non-GAAP revenue and reconciliation from Income before income taxes to
Adjusted EBITDA (Guidance)
(dollars in thousands)
Forecasted amounts for the three and twelve months ended September 30, and December 31, 2011 are based on the mid-points of the range of guidance provided herein
The three and twelve months ended September 30, and December 31, 2010 reflect reported results

	Three Months Ended		Full Year
	September 30,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue	$58,500	$45,703	$232,500	$174,999
Purchase accounting impact on acquired deferred revenue	—	1,788	1,600	3,888

Non-GAAP Revenue	58,500	47,491	234,100	178,887

(Loss) income before income taxes	$(8,550)	$(3,317)	$(19,150)	$(1,753)
Purchase accounting impact on acquired deferred revenue	—	1,788	1,600	3,888
Amortization of acquired intangibles	2,900	1,380	10,800	4,534
Stock-based compensation	6,000	5,754	23,200	17,774
Costs related to acquisitions and restructuring	1,200	2,467	2,100	5,421
Costs related to litigation	4,100	—	12,000	—
Gain on sale of investments	(200)		(200)	—
Depreciation	3,500	2,289	13,600	8,422
Interest (income) expense, net	150	36	550	(7)

Adjusted EBITDA	$9,100	$10,397	$44,500	$38,279

Adjusted EBITDA margin (%)	16%	23%	19%	22%